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                                                                    (EXHIBIT 21)

             DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                        SUBSIDIARIES OF THE REGISTRANT



Dairy Mart, Inc. (a Massachusetts corporation)

Dairy Mart Farms, Inc. (a Connecticut corporation)

Dairy Mart East, Inc.(a Rhode Island corporation)

The Lawson Company (a Delaware corporation)

CONNA Corporation (a Kentucky corporation)